Exhibit 10.33

NOTE

March 10, 2004
$1,546,531.53	San Diego, California

     FOR VALUE RECEIVED, Acceris Communications Inc., a Florida corporation formerly known as I-Link Incorporated (the “Maker”) hereby promises to pay to the order of COUNSEL CORPORATION (US), a Delaware corporation (the “Payee”) in immediately available funds, on or before the Maturity Date, the principal sum of One Million Five Hundred Forty-Six Thousand Five Hundred Thirty One and 53/l00ths Dollars ($1,546,531.53), pursuant to the Loan Agreement, as that term is defined below, together with interest thereon as provided herein. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement (as defined below).

     1.     Loan Agreement. The unpaid principal balance of this Note shall bear interest commencing January 1, 2004, at the rate and in the manner determined in accordance with the provisions of that certain Amended and Restated Loan Agreement dated as of January 30, 2004, between the Maker and the Payee (as the same may be amended, modified, extended or restated, the “Loan Agreement”), the terms of which are incorporated herein by reference.

     2.     Address for Payments. All payments made hereunder shall be paid in lawful money of the United States of America at Payee’s business address, or at such other place as the Payee may at any time or from time to time designate in writing to the Maker.

     3.     Severability. If any part of this Note is declared invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Note, which shall continue in full force and effect. Any provision that is invalid or unenforceable in any application shall remain in full force and effect as to valid applications.

     4.     Notices. All notices which are required or permitted hereunder shall be given by first class mail, to be confirmed by telephone.

     5.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York with the exception of the conflicts of laws provisions thereof.

     6.     Authority. The party executing this Note for and on behalf of Maker warrants and represents that he has full power and authority to bind Maker for the uses and purposes as in this Note contained.

     7.     Waivers.

          (a) Maker hereby waives and renounces, for itself and all its successors and assigns, all right to the benefit of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided or which hereafter may be provided by the Constitution and laws of the United States of America and of any state thereof, as to itself and in and to all of its property, real and personal, against the enforcement and collection of the Indebtedness evidenced by this Note.

          (b) Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker.

     8.     Prohibition on Assignment. Maker shall not give, grant, bargain, sell, transfer, assign, convey or deliver this Note or any of its obligations hereunder.

     IN WITNESS WHEREOF, the Maker has executed this Note as of the date and year first above written.

ACCERIS COMMUNICATIONS, INC.

By:

Its